Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
UnitedHealth Group Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations	475(h)	$100,000,000	100% (2)	$100,000,000 (2)	$0.00011020	$11,020
Total Offering Amounts					$100,000,000 (2)		$11,020
Total Fee Offsets							—
Net Fee Due							$11,020
(1)The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the OptumCare Executive Saving Plan.
(2)Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.
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